RESEARCH FRONTIERS LICENSEE VISION SYSTEMS UNVEILING
TWO BREAKTHROUGH SPD-SMART PRODUCTS THIS WEEK
AT EXPOS IN THE USA AND BELGIUM

A self-powered dimmable window for aircraft cabins, and an automatically adjusting sun visor for automotive, marine and mass transit vehicles, will be publicly shown for the first time.

Las Vegas, Nevada, USA, and Kortrijk, Belgium – October 21, 2013. Research Frontiers (Nasdaq: REFR) licensee Vision Systems showcases its reputation for innovation this week with the public unveiling of two new products at major trade shows. These products capitalize on the superior and unique dimmable window performance of Research Frontiers’ SPD-Smart light-control technology, and offer benefits including ease of installation, user well-being, and energy savings.

Joseph M. Harary, President and CEO of Research Frontiers, noted: “Mercedes first brought widespread awareness of SPD-SmartGlass technology to the automotive industry with the Magic Sky Control panoramic roofs on their SLK and SL roadsters, and their all-new flagship S-Class. Vision Systems has taken this same best-selling high-performing technology used on the world’s most luxurious cars and brought it to the aircraft, yacht and mass transit industries with features such as on-glass window controls, ultra-light window design, and elegant integration with smart devices and cabin management systems. Their latest two innovations in how people interact with the smartest glass in the world, an easy-to-install sun visor and a self-powered SPD-Smart window, will bring the benefits of SPD-Smart light-control technology to a wider group of users by making their vehicles more comfortable, safer and energy efficient, whether they be on the road, on the water, or in the air.”

Energia: World’s first self-powered dimmable window for aircraft cabins to be unveiled at
Vision Systems’ booth (C9522) at the 2013 NBAA, on October 22-24 in Las Vegas, Nevada, USA.

SPD-Smart dimmable windows are increasingly in demand by aerospace OEMs, airlines, operators and aircraft owners. Energia, Vision Systems’ new product, adds the many practical, technical, and financial benefits of solar power to the instant switching speed, wide range of light transmission, and relief from light, glare and heat that SPD-Smart aircraft windows already provide. Energia operates without using the aircraft’s electrical system because it integrates a transparent photovoltaic layer that is capable of producing its own energy – from the sun, or from artificial light sources.

Vision Systems is unveiling its new patented solution Energia at the 2013 NBAA – the year’s most significant event for the business aviation industry which brings together business leaders, government officials, manufacturers, corporate aviation department personnel and other professionals involved in business aviation.

Energia facilitates the installation of dimmable windows on new production and aftermarket aircraft. It is completely independent of the cabin’s wiring, and no modifications to the aircraft’s existing electrical system are required. Energia was developed in collaboration with Sunpartner Technologies, Vision Systems partner and the inventor and manufacturer of the transparent photovoltaic panel.

More information about Energia and the companies and technologies behind it can be found here.

Automatic SPD-Smart sun visor revealed at Vision Systems booth (4-22)
at Busworld 2013, from October 18-23 in Kortrijk, Belgium.

Safety is paramount when operating cars, trucks, boats and mass transit vehicles, and glare from the direct sun, or the sun reflecting off of other vehicles or objects, is a safety risk. With Vision Systems’ new SPD-Smart sun visor for vehicles, whenever this problem is present, the sun visor automatically and instantly darkens the top part of the windshield to block the glare.

This product is a result of almost two years of joint development with a major automotive OEM.

Vision Systems is unveiling this sun visor at Busworld 2013 – the world’s leading trade event for the bus and coach industry which is expected to attract more than 350 exhibitors and 30,000 attendees.

This Vision Systems innovation has also been designed for easy installation. People can install this feature by themselves in minutes. This new sun visor uses SPD-Smart light-control film technology with a light sensor to automatically and dynamically adjust the sun visor in response to changing light and glare conditions. This safety and comfort feature is only possible using SPD-Smart technology. Electrochromics, another type of dimmable window also known as electrochemical windows, switches from clear to dark too slowly to provide relief from sudden changes in solar glare.

More information about the new Vision Systems SPD-Smart sun visor can be found here.

About Vision Systems

Headquartered near Lyon, France for more than 80 years, Vision Systems specializes in three areas:

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems Automotive provides global solutions for the land transport and specific vehicles: CCTV, solar protection, driver protection door, side mirrors and driver assistant systems. Vision Systems Marine offers solar protection, cabin management, multimedia and video surveillance systems.

Vision Systems recently expanded its production capacity for its award-winning SPD-Smart aircraft, marine, and mass transit products by opening a second factory in Melbourne, Florida to supplement its existing production lines in Brignais, France.

For more information, visit http://www.vision-systems.fr.

For further information, please contact:

Frédéric Jacquemin	Cyrille Laitier
Sales Director	COO & EVP Vision Systems North America
+33 (0)4 72 31 92 06	+1 321 265 5110
fjacquemin@visionsystems.fr	claitier@visionsystems-na.com

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, visit www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and “SPD-SmartGlass are trademarks of Research Frontiers Inc. "Energia" is a trademark of Vision Systems.

For further information about SPD-Smart light-control technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com